Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form F-3 of our report dated April 21, 2005 relating to the financial statements and financial statement schedule of Satyam Computer Services Limited, which appears in the annual report on Form 20-F for the year ended March 31, 2005. We also hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form F-3 of our report dated April 21, 2005 relating to the financial statements and financial statement schedule, which appears in such Registration Statement. We also consent to references to us under the heading “Experts” in such Registration Statement.

/s/ Price Waterhouse
Secunderabad, India
May 3, 2005